Exhibit 99.1

Discovery Labs Announces Completion of $40.25 Million Public Offering

Warrington, PA – July 22, 2015 – Discovery Laboratories, Inc. (NASDAQ: DSCO) today announced that it has completed its previously announced public offering of 16.3 million Series A units and 42.0 million Series B units, at a public offering price of $0.60 per unit.  In addition, on July 21, 2015, the underwriters notified the Company of their intention to exercise their option to purchase an additional 8.75 million Series A units to cover over-allotments, bringing the aggregate number of Series A units sold to 25.08 million.  Each Series A unit consists of one share of common stock and a Series A warrant to purchase one share of common stock.  Investors whose purchase of units in the offering would result in their beneficially owning more than the beneficial ownership limitation set forth in the warrants have had the opportunity to acquire, in lieu of Series A units, Series B units, each of which consists of one Pre-Funded Series B warrant to purchase one share of common stock at an initial exercise price of $0.60 per share, of which the entire amount has been pre-paid upon issuance, and one Series B warrant to purchase one share of common stock.  The Series A and Series B warrants are exercisable immediately at an exercise price of $0.70 per share.  All warrants will expire on the seventh anniversary of the issue date.  The shares of common stock and warrants were immediately separable such that no units were issued.

Discovery Labs has received net proceeds of approximately $37.6 million, after deducting an underwriting discount and other estimated fees and expenses related to the offering.  Included in the proceeds is $5.0 million in non-cash consideration from affiliates of Deerfield Management Company, L.P., lenders under the Company’s secured loan facility, in satisfaction of future interest payments due under the loan facility.

The net cash proceeds will be used primarily to advance Discovery Labs’ AEROSURF® development program to address respiratory distress syndrome (RDS) in premature infants, including an ongoing phase 2 clinical program, and for general corporate purposes.

Stifel acted as sole bookrunning manager for the offering, H.C. Wainwright & Co. acted as lead manager and LifeSci Capital acted as co-manager.  The units were offered under Discovery Labs’ previously filed registration statement declared effective by the Securities and Exchange Commission on June 13, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Discovery Laboratories, Inc., nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104 or via telephone at (415) 364-2720 or via email at syndprospectus@stifel.com.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival.  If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders.  Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to Discovery Labs’ securities offering and its development programs, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

Company
John Tattory, Senior Vice President and Chief Financial Officer, Discovery Labs – 215.488.9418